EXHIBIT 10.16

AGREEMENT

THIS AGREEMENT is made and entered into as of the 21st day of October 2003, by and between GT MERCHANDISING & LICENSING LLC, a limited liability company organized under the laws of the State of Delaware, located and doing business at 16 East 40th Street, New York, NY 10016 (“GTM&L”) and NUTRISYSTEM INC., a corporation organized under the laws of the State of Delaware, located and doing business at 202 Welsh Road, Horsham, PA 19044 (“NS”).

RECITALS

WHEREAS, NS owns and/or controls all rights to manufacture, distribute and sell various foods and meal supplement and replacement products under the NutriSystem and NutriSystem Nourish trademarks (the “NutriSystem Products”); and

WHEREAS, GTM&L is engaged in the creation, development and execution of product marketing strategies, including the promotion, marketing, sales and distribution of consumer products by various means, including the production and broadcast of television programs designed to promote such products and telemarketing and retail distribution of such products.

NOW THEREFORE, in consideration of the mutual covenants and conditions as set forth hereinbelow, the parties agree as follows:

1. OWNERSHIP AND GRANT OF RIGHTS.

1.1 NS has developed and owns or controls all right, title and interest in and to the NutriSystem Products and is the owner of the trademarks and the registrations and/or applications for registration of the trademarks set forth in Schedule A attached hereto and made a part hereof (“Licensed Trademarks”). The NutriSystem Products, and all formulations thereof and trade secrets therein, together with any additions and modifications thereto (“NS Assets”) and the Licensed Trademarks shall be and remain the sole and exclusive property of NS.

1.2 The “Principal Product Configuration” shall consist of a mutually agreed-upon configuration of specific individual NutriSystem Products selected by GTM&L, or any approved, reasonably similar variation thereto, in either case subject to NS’s approval. NS shall have the right, at any time, to require that GTM&L reconfigure the Principal Product Configuration to the extent NutriSystem Products included in the Principal Product Configuration are no longer offered by NS or cannot be obtained by NS. Such right shall not be unreasonably exercised by NS, and NS will make commercially reasonable efforts to (a) provide GTM&L adequate notice so that GTM&L may change its marketing and operational practices as appropriate and (b) perform its Approved Services (as defined in Section 2.3 hereinafter) in such a way as to minimize adverse customer impact of any such changes to the Principal Product Configuration. To the extent any customers desire to customize the NutriSystem Products contained in the Principal Product Configuration (“Customization”), GTM&L shall refer such customers to the URL: www.NutriSystem.com/TV or such other URL mutually agreed upon by the parties, or to NS’s customer service telephone number, where such customers will be permitted to make reasonable Customizations. For the avoidance of doubt, customers making such Customizations shall be deemed to be Designated Customers.

1.3 If GTM&L desires to sell any Upsells (as hereinafter defined) in connection with the Principal Product Configuration, GTM&L shall, at its sole expense and with the prior written approval of NS, develop appropriate packaging, which shall incorporate the Licensed Trademarks (“GTM&L Packaging”). Subject to Section 1.9, NS grants GTM&L a non-exclusive right and license to use the Licensed Trademarks on the GTM&L Packaging in the Territory (as defined below), but only during the Term of the Agreement and subject to the prior written approval of NS. As used herein, “Upsells” shall mean any additional NutriSystem Products or configurations thereof agreed upon by the parties from time to time for inclusion in this definition.

1.4 NS grants GTM&L the exclusive (except with respect to NS’s continuing right to have QVC, Inc. (“QVC”) or another shopping network (“Shopping Network”) promote NS Products via its 24-hour electronic shopping network (“Electronic Shopping”)), non-assignable right to create and broadcast a television commercial of approximately thirty minutes (“Infomercial”) in the Territory for the promotion and sale of the Principal Product Configuration under the Licensed Trademarks, but only for the Term of the Agreement. For the avoidance of doubt, NS may not during the Term broadcast in the Territory a television commercial of duration of five minutes or more for the promotion and sale of NutriSystem Products, nor allow any party other than GTM&L to do so, except via Electronic Shopping.

1.5 NS grants GTM&L (i) the exclusive right (except for (1) the right of NS franchisees to sell within their own franchise territories, which territories do not contain more than 3% of the U.S. population and (2) the right of QVC to sell the NS Products pursuant to the QVC Agreement (as defined below)) to sell in the Territory, either individually or collectively, the items constituting the Principal Product Configuration as “As Seen on TV” retail product (“Retail Products”) via retail outlets (“Retail Channel”) and (ii) the non-exclusive right to market, distribute, and/or sell in the Territory, either individually or collectively, the items constituting the Principal Product Configuration and Upsells under the Licensed Trademarks via a website (for the purpose of accepting orders from customers responding to marketing efforts permitted hereunder, but not for the purpose of untargeted outbound e-marketing), in-bound and outbound telemarketing, email to Database Customers (as defined in Section 3.3), and direct mail (“Non-Exclusive Channels of Trade”), and such other channels as NutriSystem may approve at its discretion. As used herein, the Principal Product Configuration, Upsells and Retail Products shall collectively constitute the “Products”.

1.6 The ownership of all Licensed Trademarks contained in the Infomercial and the GTM&L Packaging and the advertising materials for the Principal Product Configuration and Upsells (collectively, the “Materials”), and all rights in the Materials, shall remain vested in NS, and GT will include in the Materials any appropriate trademark notices requested by NS. In the event NS exercises its option as set forth in Section 7.9 herein, GTM&L will irrevocably assign to NS all right, title and interest in and to the Materials, together with any associated intellectual property rights that GTM&L may have in such Materials, and GTM&L shall execute and deliver all instruments and other documents, and shall take such other actions as may be reasonably requested by NS, to effect the foregoing.

1.7 The parties acknowledge that the Materials are being created for this venture and will incorporate the intellectual property rights of both parties. Therefore,

after the Term of this Agreement, including any extension thereof, neither party shall have the right to use the Materials for any purpose whatsoever (other than NS’s rights under Section 7.9 herein), provided however that NS may continue to use its proprietary intellectual property rights and materials which may have otherwise been embodied in Materials and GTM&L may continue to use any GTM&L intellectual property components embodied in Materials.

1.8 The rights granted to GTM&L hereunder may be exercised only throughout North America and the territories, possessions and military installations of the United States (“Territory”).

1.9 Notwithstanding anything herein to the contrary but subject to Sections 1.4 and 1.5 herein, (a) NS reserves the right to sell the Principal Product Configuration within or outside the Territory (1) itself, subject to Section 12.2 herein, (2) through its franchisees listed on Schedule C attached hereto and made a part hereof, and (3) through QVC pursuant to the Agreement between NS and QVC dated as of September 6, 2001 (filed with the U.S. Securities and Exchange Commission as Form 8-K dated as of September 6, 2001) (the “QVC Agreement”), and (b) GTM&L may not sell the Principal Product Configuration or Upsells to any customer providing to GTM&L a ship-to address in the exclusive franchisee territories listed on Schedule C. For the avoidance of doubt, GTM&L shall have no rights in connection with this Agreement or otherwise with respect to any configurations of NutriSystem Products or individual NutriSystem Products, except as part of the Products.

1.10 Any and all rights granted herein to GTM&L regarding the Licensed Trademarks shall be subject to the following restrictions, covenants and obligations:

1.10(a) GTM&L may sublicense the rights granted under this Agreement to third parties only with NS’s approval.

1.10(b) If GTM&L, in the course of exercising its rights hereunder, acquires any goodwill or reputation in the Licensed Trademarks, all such goodwill or reputation will automatically vest in NS when and as, on an ongoing basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to GTM&L, and GTM&L agrees to take such actions with NS’s reasonable prior review and approval, at NS’s expense, to effect such vesting, including without limitation the transfer to NS of rights in any filings or registrations made under Section 1.10.3. GTM&L shall not use the Licensed Trademarks in connection with any activity intended to disparage NS or that violates any applicable law in the Territory.

1.10(c) Upon NS’s request, GTM&L shall execute and deliver to NS all instruments and other documents, and shall take such other actions as may be necessary or reasonably requested by NS, so that NS may protect and defend its rights in and to the Licensed Trademarks.

1.10(d) GTM&L agrees to comply with the high quality standards determined by NS as set forth in Schedule B attached hereto and made a part hereof (the “NS Quality Standards”) and/or subsequently issued by NS, in a reasonable fashion and with appropriate notice, and to cooperate with NS in facilitating NS’s monitoring and control of the nature and quality of the products and services bearing the Licensed Trademarks in order to enhance the goodwill symbolized by the Licensed Trademarks. If NS determines in good faith that GTM&L’s use of the Licensed Trademarks is inconsistent with the NS Quality Standards and/or good United States and Canadian trademark practices, then upon NS’s written request, GTM&L shall begin to conform such use to the NS Quality Standards and good United States and Canadian trademark practices as soon as reasonably practicable and in any event within ten business days and shall complete such measures within twenty-one calendar days (or such other time period as is mutually agreed upon by the parties). If GTM&L fails to suspend or begin to conform such use as soon as reasonably practicable or in any event within five business days, or fails to conform such use within ten business days (or such other time period as is mutually agreed upon by the parties), NS shall, in addition to any other rights and remedies, have the right to suspend GTM&L’s use of the Licensed Trademarks, as applicable, and such failure to conform or suspend shall be deemed a material breach by GTM&L hereunder.

1.11 NS and GTML shall jointly own the list of customers that respond to the Infomercial (the “Infomercial Customer List”). Each party may use the Infomercial Customer List to sell products itself, in accordance with all applicable laws and such party’s privacy policy, except that during the Term NS may not exploit this right in such a way as to deprive GTM&L of the benefits it might reasonably expect to enjoy pursuant to this Agreement from sales of the Infomercial Package (whether sales of the Principal Product Configuration or authorized customizations thereto) or Upsells. Neither party shall (a) sell the Infomercial Customer List to any third party or (b) conduct marketing on behalf of any third party using the Infomercial Customer List, other than GTM&L’s marketing of Upsells in accordance with Section 1.3 (whereupon NS Compensation or Retail Compensation, as defined in Sections 8.4 and 8.5 hereinafter, will be due in accordance with those Sections 8.4 and 8.5 below). This Section 1.11 shall survive the expiration or termination of this Agreement.

2. OBLIGATIONS OF NS.

2.1 NS may select and provide to GTM&L a celebrity spokesperson to appear in the Infomercial, subject to the prior written consent of GTM&L. Should this celebrity be engaged for the Infomercial, NS shall be fully responsible for all fees associated with the appearance of said celebrity and shall fully reimburse GTM&L for any and all union payments required to be made for the celebrity’s services (such fees and payments, collectively, “Celebrity Costs”), provided that GTM&L shall use commercially reasonable efforts to inform NS in advance of the amount of such Celebrity Costs and to keep all such Celebrity Costs to a minimum. For the avoidance of doubt, this Section 2.1 shall not be construed to make NS liable for Infomercial production costs which would have been incurred if said celebrity were not used by GTM&L.

2.2 NS shall use commercially reasonable efforts to manufacture and package the Products in sufficient quantities to meet the requirements of all orders placed on behalf of Designated Customers and by GTM&L and accepted by NS (provided that NS shall not unreasonably decline to accept an order). NS will use commercially reasonable efforts to fulfill all such orders on a timely basis and shall comply with all applicable regulations and guidelines set forth by the FTC pertaining to timely fulfillment of orders, telemarketing scripts and conduct, and other activities performed hereunder; orders placed on behalf of GTM&L will be fulfilled within 10 days of receipt of such orders.

2.3 NS shall provide to GTM&L “Approved Services” (including manufacturing, inventory ordering and warehousing, packaging, order taking – subject to Section 3.2 – order processing, invoicing/payment processing, shipping, returns processing, customer counseling and other services to the extent mutually agreed upon by the parties) in accordance with industry standards, but in no event at a service level lower than (i) the standards required by the FTC or (ii) NS’s standards for serving its own customers.

2.4 NS shall provide to GTM&L a minimum of thirty (30) NS customers who have had successful results using the NutriSystem Products, such results to include a minimum loss of 25 pounds, a minimum loss of 10 inches and/or a drop of 2 or more clothing sizes. Such customers must be willing to provide testimonials, releases, before-and-after photographs and on camera services for broadcast in the Infomercial.

3. OBLIGATIONS OF GTM&L.

3.1 GT shall produce at its expense, subject to Section 2.1, the Infomercial featuring the Principal Product Configuration, as more fully set forth in Section 4 hereinbelow, and shall purchase media time and make all arrangements for broadcast of the Infomercial. The GTM&L personnel creating the Infomercial and having material contact with third parties interested in purchasing the Principal Product Configuration shall have appropriate technical and professional skills to enable them to perform their duties in a professional manner, consistent with generally accepted industry standards.

3.2 GTM&L shall operate, directly or indirectly, the call centers handling (i) the initial calls generated by the Infomercial and (ii) outbound telemarketing to the GTM&L Customer Database (as defined below) and follow-up order acknowledgment related to (i) and (ii)), and shall transmit order information to NS, which will fulfill all such orders accepted by NS.

3.3 GTM&L may, at its discretion, offer the Principal Product Configuration and Upsells via Non-Exclusive Channels of Trade to its database of current and past customers of GTM&L (“Database Customers”). Orders received as a result of such offers will be transmitted to NS for fulfillment and be separately coded for royalty calculation purposes.

3.4 GTM&L may purchase items of the Principal Product Configuration from NS for fulfillment of orders received by GTM&L in furtherance of its sales in Non-Exclusive Channels of Trade. Such orders shall be placed periodically on a net 30 basis, FOB NS, at NS’s documented cost of manufacturing, packaging, fulfillment and other actual direct costs.

4. THE INFOMERCIAL.

4.1 GTM&L intends to produce and film the Infomercial no later than the latest of (i) two months after the receipt from NS of reasonably sufficient sample quantities of the Principal Product Configuration product; (ii) two months after the receipt of NS customer testimonials as set forth in Section 2.4 hereof, or (iii) one month and two weeks after the receipt from NS of reasonably sufficient sample quantities of the Principal Product Configuration packaging (“Production Target Date”), for test airing not more than six weeks after said Production Target Date (“Testing Target Date”) and rollout, if appropriate, as soon as commercially practicable thereafter. The Infomercial may feature a celebrity provided by NS as the product spokesperson as set forth in Section 2.1 hereinabove, and/or may feature other talent approved by NS, the on-camera services to be arranged by GTM&L.

4.2 NS shall have a right of approval with respect to the format, offer and script for the Infomercial, and the final offline version of the Infomercial.

4.3 The Principal Product Configuration will be offered for sale on a single-sale or continuity basis via the Infomercial (“Infomercial Package”). Customers responding to the Infomercial may be offered Upsells on a single-sale or continuity basis.

4.4 GTM&L may develop a “Vitamin Product” for use as an Upsell with the prior written approval of NS, under a trademark (other than “Nourish”) to be jointly approved by the parties. In the event such Vitamin Product is developed, it shall be deemed an Upsell for the purposes of this Agreement, but the Vitamin Product shall be exclusive to the Infomercial and GTM&L Non-Exclusive Channels of Trade and shall be discontinued, and the specific trademark therefor not used by either party, after the termination or expiration of this Agreement. It is agreed that the Vitamin Product will not be offered for sale within or as a part of the Infomercial, but a free sample may be featured as an incentive for purchase of the Infomercial Package.

5. NON-INFOMERCIAL SALES.

5.1 GTM&L may, at its discretion, offer to sell (a) the Principal Product Configuration or Upsells, but not other NutriSystem Products, in the Non-Exclusive Channels of Trade.

5.2 GTM&L shall develop and implement a marketing strategy for “As Seen on TV” sales of the Principal Product Configuration. Items of the Principal Product Configuration will be purchased by GTM&L from NS for fulfillment of orders received by GTM&L in accordance with Section 2.2 hereinabove. For the avoidance of doubt, GTM&L may not sell the Upsells via the Retail Channel.

5.3 GTM&L’s Non-Exclusive Channels of Trade include the right to create and operate a website (for the purpose of accepting orders from customers responding to marketing efforts permitted hereunder, but not for the purpose of untargeted outbound e-marketing), under a domain name to be approved in writing by NS, featuring the Principal Product Configuration or Upsells.

5.4 The Principal Product Configuration as offered in the Non-Exclusive Channels of Trade shall include some or all of the Licensed Trademarks, subject to the provisions of Section 1.10.

6. CONSULTATION AND APPROVALS.

6.1 The parties shall use their best efforts to provide approvals in a timely fashion and approvals required hereunder shall not be unreasonably withheld. Submissions shall be deemed approved within seven (7) business days of a request for approval, unless there has been specific written disapproval. Once an item has been approved under this paragraph, it need not again be submitted for approval for subsequent uses. Submissions shall be made as follows:

George Jankovic

NutriSystem, Inc.

202 Welsh Road

Horsham, PA 19044

Telephone: (215) 706-5391

Facsimile: (215) 706-5388

Lynn Hamlin

GT Merchandising & Licensing LLC

16 East 40th Street

New York, NY10016

Telephone: (212) 951-3008

Facsimile: (212) 951-2375

6.2 All rights of consultation provided under the terms of this Agreement shall be exercised in a fair and reasonable manner.

7. DURATION, TERMINATION, EXPIRATION:

7.1 The rights granted herein shall commence upon execution hereof and shall continue through December 31, 2004 (such period, the first “Contract Year”) and any extensions pursuant hereto.

7.2 In the event that NS has received at least the Auto-Renewal Hurdle for the first Contract Year (as set forth on Schedule D) from GTM&L in NS Compensation (as defined below) or a combination of NS Compensation and Short Fall Payment (collectively, “Payments”) during the first Contract Year, this Agreement shall be automatically renewed for one (1) additional twelve (12) month period (second Contract Year). In the event said Payments are not more than the Retail Hurdle for the first Contract Year (as set forth on Schedule D), the terms of this Agreement pertaining to Retail Sales shall be modified as indicated in Sections 7.4 and Schedule E. A “Shortfall Payment” shall be a payment made by GTM&L at its discretion in the event that NS Compensation actually earned is less than the amount required for automatic renewal pursuant to this Section 7.2 or Section 7.3. For the purpose of calculating whether the Payments exceed the Auto-Renewal and Retail Hurdles, no more than 30% of the Payments shall have been from NS Compensation pertaining to sales to Database Customers or from a Shortfall Payment.

7.3 In the event that, by the end of the second or any subsequent Contract year, NS has received the Auto-Renewal Hurdle for the second and subsequent Contract Years (as set forth on Schedule D) in Payments during said Contract Year and the immediately preceding Contract Year, combined, this Agreement shall be automatically renewed for one (1) additional twelve (12) month period. In the event said Payments do not exceed the Retail Hurdle for the second and subsequent Contract Years (as set forth on Schedule D), the terms of this Agreement pertaining to retail sales shall be modified as indicated in Sections 7.4 and Schedule E. For the purpose of calculating whether the Payments exceed the Auto-Renewal and Retail Hurdles, no more than 30% of the Payments shall have been from NS Compensation pertaining to sales to Database Customers or from a Shortfall Payment.

7.4 The “Term” shall consist of the first and any subsequent Contract Years and, with respect to As Seen on TV Retail Sales, an additional twelve-month period (the “Retail Tail”), except that the Retail Tail will not be added to any Contract Year whose Retail Hurdle was not achieved.

7.5 For the avoidance of doubt, the failure of GTM&L to meet the Production Target Date or the Testing Target Date, or to have made Payments of at least $200,000 by the date seven months after the Testing Target Date, shall be deemed a material breach; a subsequent termination of this Agreement by NS pursuant to Section 7.7 shall constitute “Early Termination”. In the event of such Early Termination, all rights granted to GTM&L pursuant to this Agreement shall immediately terminate and revert to NS, subject only to fulfillment of approved orders of Products (and continuity shipments related thereto, if any) and a Sell-Off Period as set forth in Section 7.8.

7.6 Notwithstanding anything to the contrary contained herein, if GTM&L shall file a petition in bankruptcy or make an assignment for the benefit of creditors, or if any bankruptcy proceeding or assignment for benefit of creditors shall be commenced against GTM&L and not be discharged within sixty (60) days after the date of its commencement, then in any of such events, NS, in addition to such other rights or remedies which it may have at law, equity or under this Agreement, may elect to terminate this Agreement forthwith, without prejudice to any rights or claims it may have, and all rights hereunder shall thereupon terminate, revert to and be vested in NS.

7.7 Either party may terminate this Agreement for any material breach which remains uncured thirty (30) days after receipt of written notice of said material breach. Each party acknowledges the value of the intellectual property of the other and that misuse thereof would cause the affected party irreparable harm and would constitute a material breach of this Agreement.

7.8 Following the termination or expiration of this Agreement, GTM&L shall cease airing the Infomercial and cease advertising the NutriSystem Products. However, GTM&L, subject to the provisions of Section 1.10, shall be entitled to sell-off existing inventories at retail for a period not to exceed six (6) months and NS shall fulfill Upsells and continuity shipments of the Infomercial Package to Designated Customers for a period of one (1) year (“Sell-Off Period”). Payments required to be made by both parties hereunder shall continue to be paid on a timely basis for all sales made during the Sell-Off Period.

7.9 Upon termination or expiration of this Agreement, and subject to the Sell-Off Period rights, the rights granted to GTM&L under this Agreement shall terminate and all rights granted to GTM&L with respect to the Infomercial, Licensed Trademarks and NS’s Assets shall revert to NS. The Infomercial shall be destroyed and any materials proprietary to GTM&L contained therein shall never be used by NS, unless, in the event of an Early Termination, NS, at its option, elects to purchase the Infomercial and all elements thereof from GTM&L, at fifty (50%) percent of GTM&L’s actual cost, in which instance NS (i) will be obligated to enter into separate agreements with the Infomercial producer and all talent prior to any airing by NS of the Infomercial and (ii) must delete all Infomercial references to GTM&L. The parties shall cooperate fully with each other in executing documents and taking all such other action as shall be reasonably requested to accomplish and confirm the foregoing. In the event that NS does not purchase the Infomercial, NS shall not be precluded from (i) creating its own infomercial for any or all of the NutriSystem Products or (ii) using in its infomercial the testimonials featured in GTM&L’s Infomercial, provided however that NS does not use the copyrightable creative aspects of the Infomercial.

7.10 If, at any time during the Term of this Agreement, GTM&L is enjoined from the broadcast of the Infomercial or from otherwise promoting the NS Products as permitted under this Agreement as a result of a claim of infringement based upon a Licensed Trademark (an “Injunction”), then (1) NS shall reimburse GTM&L for the reasonable costs incurred by GTM&L to avoid violating the Injunction; and (2) the parties shall negotiate in good faith a pro rata reduction to the Auto-Renewal Hurdle and Retail Hurdle for each Contract Year during any portion of which an Injunction is in force and GTM&L has not yet had sufficient time to, using commercially reasonable efforts, modify the Infomercial or Materials, as applicable, to avoid violating the Injunction.

8. FINANCIAL OBLIGATIONS.

8.1 During the Term of this Agreement all monies received by NS from Designated Customers (as defined below), including shipping and handling, will be remitted to GTM&L by NS, on a weekly basis, after a deduction is taken by NS for Approved Services and for “NS Compensation” as set forth hereinafter.

8.2 As used herein “Designated Customers” shall include all customers responding to the Infomercial and all Database Customers.

8.3 The deductions for Approved Services shall be based upon NS’s actual cost, which costs shall be mutually determined by the parties. The costs which shall initially apply, for the period up to and including the date one month after rollout, are to be negotiated between the parties as soon as practicable and a schedule of said costs will be formalized and signed by both parties. Said schedule shall be revised periodically as appropriate, but not more than monthly, based upon good faith negotiation, and revised rates may be applied retroactively for up to one month at either party’s option.

8.4 The NS Compensation which may be retained by NS for sales to Designated Customers is set forth on Schedule E.

8.5 During the Term of this Agreement, GTM&L shall pay to NS Retail Compensation as set forth on Schedule E.

8.6 Retail Compensation shall accrue upon shipments made by GTM&L, except for sales to GTM&L’s point-of-sale retail customers, for whom the Retail Compensation shall accrue upon actual sell-through to the ultimate consumer. GTM&L may take a reasonable reserve for returns not to exceed (i) twenty (20%) percent of Retained Revenues for all sales other than non point-of-sale Retail Sales and (ii) fifty (50%) for non point-of-sale Retail Sales. Any reserve taken hereunder shall be liquidated in the second accounting quarter thereafter.

8.7 A reasonable amount of the Principal Product Configuration may be used by GTM&L as (i) samples (to be provided at NS’s expense) and (ii) for promotional purposes (to be purchased by GTM&L from NS at NS’s actual direct cost) on a royalty-free basis, such amount not to exceed five hundred (500) units of any item each year.

8.8 Any NS Compensation earned and not already retained by NS pursuant to Section 8.1 shall be due and payable to NS on a calendar quarterly basis, with each payment being due within forty-five (45) days following the end of the calendar quarter to which it pertains.

8.9 Each payment to a party hereunder shall be accompanied by a detailed statement of accounting setting forth all revenues received and the source of such revenues, all deductions taken by amount and category and other sufficient information to substantiate the calculation of such payment, which statement shall be deemed final two (2) years following its delivery in the absence of any written notice of objection prior to expiration of such two (2) year period.

8.10 The parties shall maintain complete and accurate books of account and records relating to costs, Net Revenues and Retained Revenues. During the Term,

each party shall have the right, upon thirty (30) days written notice, to itself or via designated representatives inspect and make copies of the accounting records of the other party relating to this Agreement. Such inspections shall take place during the parties’ normal business hours, but there shall not be more than one inspection per year, nor may any audit take place during the first three (3) weeks of any calendar quarter. Such inspections shall be performed at the expense of the inspecting party, unless an audit reveals an error in excess of five (5%) percent in which case the documented out-of-pocket audit costs will be reimbursed by the inspected party.

9. ADDITIONAL INFOMERCIALS.

9.1 GTM&L shall have the right throughout the Term to update the Infomercial by re-editing existing footage and adding new footage upon NS’s prior written approval, (“Updated Infomercial”). In the event that GTM&L elects to update the Infomercial, it must provide NS with written notice of such election. Any Updated Infomercial shall be treated as an Infomercial for the purposes of this Agreement.

9.2 Throughout the Term, NS grants GTM&L the right to produce, at GTM&L’s sole option, additional television commercials of approximately thirty minutes for the Principal Product Configuration under the same terms and conditions as set forth herein (“Additional Infomercials”). In the event that GTM&L elects to shoot Additional Infomercials, it must provide NS with written notice of such election. Any Additional Infomercials shall be treated as Infomercials for the purposes of this Agreement.

10. REPRESENTATIONS AND WARRANTIES.

10.1 NS warrants and represents that:

10.1(a) it has the right to enter into this Agreement and to grant the rights as set forth hereinabove;

10.1(b) the Licensed Trademarks are registered, or are the subject of pending applications, in the United States and Canada; NS is not aware of any conflicting claims or infringements of said trademarks; and NS believes it has all necessary rights to use and authorize the use of the Licensed Trademarks;

10.1(c) there are no contractual obligations preventing its fulfillment of this Agreement, or materially impairing or diminishing the value of the rights granted hereunder;

10.1(d) neither this Agreement, nor the transactions contemplated hereby, will cause a violation of any other agreement to which NS is a party;

10.1(e) all materials and information provided by NS are true and accurate, and compliant with regulations of the FDA and other applicable regulatory authorities;

10.1(f) the NutriSystem Products as formulated and packaged are safe for consumption and their packaging complies with all governmental requirements and fully discloses all ingredients;

10.1(g) its performance hereunder does not infringe upon the proprietary rights of any third-party;

10.1(h) its performance hereunder will be in accordance with and compliant with all laws, regulations and guidelines of all relevant federal, state and local authorities and regulatory agencies;

10.1(i) it has complied with Section 1(b) of the QVC Agreement, and QVC has waived its rights under that Section 1(b) to produce and air an infomercial offering NS Products; and

10.1(j) Until such time as the U.S. Patent and Trademark Office issues a certificate of registration based upon NS’s application to register “Nourish” alone as a trademark (as opposed to in combination with the Trademark “NutriSystem”), NS will not use the word “Nourish” alone as a trademark except on the back of the packaging of NS Products prior to December 31, 2004.

10.2 GTM&L warrants and represents that:

10.2(a) it has the right to enter into this Agreement and to accept the rights as set forth hereinabove;

10.2(b) there are no contractual obligations preventing its fulfillment of this Agreement, or materially impairing or diminishing the value thereof;

10.2(c) neither this Agreement, nor the transactions contemplated hereby, will cause a violation of any other agreement to which GTM&L is a party;

10.2(d) after the termination or expiration of this Agreement and the Sell-Off Period, it will cease to use the Licensed Trademarks, the NS Assets, and the Infomercial;

10.2(e) its performance hereunder does not infringe upon the proprietary rights of any third-party;

10.2(f) its performance hereunder will be in accordance with and compliant with all laws, regulations and guidelines of all relevant federal, state and local authorities and regulatory agencies.

10.3 Sections 10.1 and 10,2 shall survive the termination or expiration of this Agreement.

11. INDEMNIFICATIONS.

11.1 NS shall defend, indemnify and hold GTM&L and its officers, directors, shareholders, successors and assigns and the Infomercial producer (collectively “GTM&L Indemnitees”) harmless from and against any and all losses, costs, damages, charges, claims, legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively “Losses”) which may be obtained against, imposed upon, or suffered by GTM&L Indemnitees by reason of any breach of any representation or warranty made by NS under this Agreement, or any material breach of any other material provision hereof by NS under this Agreement, or by the use by NS, or GTM&L with NS’s approval, of “Nourish” alone as a trademark. The foregoing obligation of NS to defend, indemnify, and hold Indemnitees harmless shall survive termination or expiration of this Agreement.

11.2 For the duration of the Term of this Agreement, and for a period of two years thereafter, NS shall include GTM&L and its Infomercial producer as additional insureds on insurance policies to be maintained by NS for (i) comprehensive general liability, with combined limits of not less than two million ($2,000,000.00) dollars, (ii) errors and omissions, with combined limits of not less than two million ($2,000,000.00)

dollars, and (iii) product liability, with combined limits of not less than six million ($6,000,000.00) dollars. With respect to product liability, to the extent NS has been named as an additional insured on the insurance policies of NS’s product manufacturers, NS will make its reasonable best effort to have GTM&L and its Infomercial producer added as additional insureds on said policies. NS shall provide GTM&L, upon earliest availability and thereafter upon reasonable request, with certificates of insurance evidencing such coverage.

11.3 GTM&L shall defend, indemnify and hold NS and its officers, directors, shareholders, successors and assigns (collectively, “NS Indemnitees”) harmless from and against any and all losses, costs, damages, charges, claims, legal fees, recoveries, judgments, penalties and/or expenses which may be obtained against, imposed upon or suffered by NS Indemnitees by reason of (a) any breach of any representation or warranty made by GTM&L under this Agreement or any material breach of any other material provision hereof by GTM&L, (b) any claim that the Materials or the services provided hereunder by GTM&L (including, without limitation, GTM&L’s operation, directly or indirectly, of call centers) infringes or misappropriates any copyright, trademark, trade secret, patent or other intellectual property rights of a third party (except to the extent arising out of the Licensed Trademarks themselves), or (c) acts or omissions of GTM&L or its agents or employees in connection with the appearance of a celebrity spokesperson in accordance with Section 2.1. The foregoing obligation of GTM&L to defend, indemnify, and hold NS harmless shall survive termination or expiration of this Agreement.

11.4 For the duration of the Term of this Agreement, and for a period of two years thereafter, GTM&L shall maintain insurance policies for errors and omissions, with combined limits of not less than two million ($2,000,000.00) dollars. GTM&L shall provide NS, upon earliest availability and thereafter upon reasonable request, with certificates of insurance evidencing such coverage.

12. EXCLUSIVITY AND RESTRICTIONS.

12.1 For the duration of the Term of this Agreement, subject to Sections 1.4, 1.5 and 1.9 herein, NS shall not itself sell or license the right to sell NutriSystem Products in the Territory (i) via an infomercial or (ii) at retail as “As Seen on TV”.

12.2 NS will not offer a “Core Food Product” (three meals plus snack per day) via a television commercial for a price per day which (i) during the periods January – June and September – October of any Contract Year is lower than the price per day for the Core Food Product offered via the Infomercial during that same period or (ii) during the periods July - August and November – December of any Contract Year is less than fifty five (55%) percent of the price per day for the Core Food Product offered via the Infomercial during that same period. In the event there are significant differences between the Core Food Product offered by NS via its television commercials and GTM&L via its Infomercial, price comparisons for the purpose of determining compliance with this Section 12.2 will be made by mutual agreement of the parties through good faith discussion and negotiation.

13. PROTECTION OF NS’S ASSETS.

13.1 Each party shall promptly notify the other of any information obtained regarding infringements by third parties of any of the Licensed Trademarks and/or the NS Assets. After NS becomes aware of any such infringement, NS shall take such action to stop the infringement as it deems necessary and appropriate in its sole and absolute discretion. In connection therewith, GTM&L shall cooperate fully with NS and shall join with NS as a party to any action brought by NS for such purpose, if so requested by NS. NS shall retain counsel of its choice to represent it (and GTM&L, if a party to the action at the request of NS) in connection with any such action, and shall bear all of the expenses and costs thereof. Any amounts recovered in any such action, whether by way of settlement, award, or judgment, after expenses have been deducted, shall be equitably divided between the parties hereto in the event GTM&L has suffered a material loss in revenues; otherwise, recoveries shall be retained by NS. GTM&L shall have the right to retain counsel of its own choosing to represent it in any such action, in which instance it shall pay all fees and costs incurred therein for its own representation; further, in the instance that NS elects not to initiate legal proceedings with respect to any infringement, or suspected infringement, GTM&L shall be free to initiate and pursue legal proceedings at its own expense and to retain as its own property any amounts recovered thereby. Under no circumstances may GTM&L settle a dispute involving NS’s Assets without the prior written consent of NS.

14. NOTICES.

14.1 All notices to be sent pursuant to this Agreement shall be made by hand delivery, courier service or certified mail, return receipt requested, postage prepaid, to the addresses set forth below, unless the parties hereinafter so notify each other in writing of different addresses. Notice shall be effective upon actual receipt of notice.

GTM&L:	GT Merchandising & Licensing LLC
16 East 40th Street
New York, NY 10016
Attn: David Tanzer
cc: Gerard Love
cc: Karen Charal Gross, Esq.

NS:	NutriSystem, Inc.
202 Welsh Road
Horsham, PA19044
Attn: George Jankovic

15. MISCELLANEOUS.

15.1 Neither party shall be in breach of this Agreement to the extent it is unable to perform due to any event of “force majeure”, i.e. any fire, earthquake, epidemic, explosion, casualty, strike, war, riot, civil disturbance, act of God, state of national law, decree or ordinance, or executive or judicial order. If production of the Infomercial is delayed or prevented by any such reason for an aggregate of sixty (60) days, either party may terminate this Agreement.

15.2 This Agreement is not transferable and may not be sublicensed without the prior consent of the other party which consent may not be unreasonably withheld or delayed. Each of the parties may assign this Agreement to a parent, subsidiary or affiliate or any entity, a majority of which is owned by its owners and which company is controlled by its owners and provided such successor company expressly assumes the obligations set forth herein in written form. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and any approved transferee or assignee.

15.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by the courts located in the State of New York. In the event that any legal action is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney’s fees and actual costs incurred in such action.

15.4 This Agreement contains the entire agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered or modified in any way except by a writing signed by the parties hereto.

15.5 If any clause or provision of this Agreement shall be adjudged to be invalid or unenforceable such adjudication shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

15.6 Nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

15.7 The parties acknowledge that the terms and provisions of this Agreement, any disputes arising thereunder, and the confidential information provided by each party to the other party, are confidential in nature, and therefore agree not to disclose the content or substance thereof to any third parties (not affiliated by common ownership, employment, or other form of agency relationship) other than as may be reasonably required in order to comply with any obligations imposed by the Agreement, or to comply with any statute, ordinance, rule, regulation, other law or court order.

15.8 No modification, amendment, supplement to, or waiver of this Agreement or any term or condition hereunder shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

15.9 A failure or delay of either party to this Agreement to enforce at any time any of the provisions hereof or to require at any time performance of any of the provisions hereto shall in no way be construed to be a waiver of such provisions of this Agreement.

15.10 The paragraph headings used in this Agreement are for convenience only and shall have no legal effect whatever.

THE FOREGOING IS FOR DISCUSSION PURPOSES ONLY AND SHALL NOT BE DEEMED TO BE A BINDING AGREEMENT UNLESS AND UNTIL EXECUTED BY APPROPRIATE PARTIES.

GT MERCHANDISING & LICENSING LLC	NUTRISYSTEM, INC.

/S/ ANDREW D. GREENBERG	/S/ MICHAEL J. HAGAN
By: Andrew D. Greenberg, Chairman and CEO	By: Michael J. Hagan, CEO

/S/ GERALD J. LOVE
By: Gerald J. Love, Chief Operating Officer

05-0551196	23-3012204
Tax I. D. Number	Tax I. D. Number